NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 23, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 12, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Investment Quality Municipal Fund, Inc. and Nuveen Dividend Advantage Municipal Fund became effective before the open on September 12, 2016. Each share of Common Stock of Nuveen Investment Quality Municipal Fund, Inc. was converted into 1.02891867 Common Shares of Nuveen Dividend Advantage Municipal Fund (to be renamed Nuveen Quality Municipal Income Fund). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 12, 2016.